Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q2 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease Second Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's Second Quarter 2021 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. I am pleased to report that GNL had an excellent quarter, highlighted by cash NOI growth of 21.1% to $85.5 million, AFFO of $0.44 per share, and the ongoing construction of a robust forward acquisition pipeline, including the acquisition of the McLaren Group's headquarters in April that we discussed on last quarter's call.

Our year to date closed and forward pipeline acquisitions exceed $380 million of contract purchase price at a weighted-average cap rate of 9.7% and a weighted average remaining lease term of 16.9 years. The acquisitions consist of ten properties, six of which are located in the US, and total over 1.3 million square feet. Since closing on the McLaren headquarters early in the quarter, McLaren has sought and obtained a B- credit rating from Fitch, effective upon the closing of McLaren's recent senior secured notes offering. The sale-leaseback transaction that we completed was the catalyst for McLaren to reconstitute their balance sheet and issue senior secured notes. You may recall that the attainment of a credit rating of B- or higher was one of two conditions for a potential rent re-set with McLaren. The other condition was that GNL refinance the debt on the property within three years. The Company is under no obligation to complete a refinancing of this loan and has no immediate plans to do so.

Our forward acquisitions pipeline includes two industrial properties leased to Pilot Point Steel and a 90,000 square foot Learning Center leased to Walmart in Bentonville, AR that we anticipate closing later this year. Our team is also evaluating strategic disposition opportunities and searching for additional acquisition targets that meet our stringent investment requirements.

We continue to have strong leasing success and to that list we can add our FedEx facility in Bohemia, NY where we have executed a non-binding LOI to extend their 158,000 square foot lease for five years. We have very minimal lease expirations in the next two years and have actually reduced the percent of rent expiring through the end of 2023 by 3% since this time last year. I am very pleased with the stability in our portfolio and the way we have been able to reduce our exposure to potential lease expirations thanks to the mission-critical nature of many of our properties and our strong acquisitions underwriting. The vast majority of our leases don't expire until after the end of 2025.

Our $4.6 billion, 311 property portfolio is nearly fully occupied at 99.7% leased with a weighted average remaining lease term of 8.5 years at the end of the quarter. Geographically, 239 of our properties are in the U.S. and Canada and 72 are in the U.K. and Western Europe, representing 60% and 40% of annualized straight-line rent revenue, respectively. Our portfolio is well-diversified with 135 tenants in 48 industries, with no single industry representing more than 12% of the whole portfolio, based on annual straight-line rent.

We also continue to increase the concentration of industrial properties in our portfolio. At the end of the second quarter, our assets were 52% industrial and distribution, 43% office, and 5% retail, compared to 47% industrial and distribution, 48% office, and 5% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, over 64% of annualized straight-line rent comes from Investment Grade or implied Investment Grade tenants.

Finally, GNL's performance has, in many measures, returned to or exceeded metrics we reported before the pandemic. Superior execution by our team and the strength of our portfolio contributed to continuing growth in adjusted EBITDA, Cash NOI and AFFO. Portfolio occupancy has ticked up to 99.7%, as has the percentage of our leases expiring after 2025, which is almost 70%. Exposure to Industrial and Distribution assets has also increased over 5%, while we collected all of the original cash rent that was payable for the third quarter in a row, underscoring the quality and resilience of our existing portfolio. Our historic emphasis on credit quality, underwriting, asset selection and due diligence have all helped shape a portfolio that continues to perform well.

GNL is well positioned to deliver a strong second half of 2021 and continue to grow through accretive acquisitions and strategic dispositions. Our strong balance sheet and mature capital structure help to keep financing costs low and our hedging program protects our non-dollar denominated cash flows from exchange-rate risk.

With that, I'll turn the call over to Chris to walk through the operating results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the second quarter 2021 we recorded adjusted EBITDA of $73.2 million, up from $61.0 million in the second quarter of 2020. We also reported a 22.8% increase in revenue to $99.6 million from $81.1 million, with net loss attributable to common stockholders of $2.4 million. FFO and AFFO for the second quarter were $44.0 million and $42.8 million, respectively, or $0.46 and $0.44 per share, compared to $0.39 and $0.44 per share in the second quarter of 2020. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.3 billion at a weighted-average interest rate of 3.4%. Our net debt to adjusted EBITDA ratio was 7.8x at the end of the quarter. The weighted-average debt maturity at the end of the second quarter 2021 was 4.7 years. The components of our debt include $500.0 million in senior notes, $167.9 million on the multi-currency revolving credit facility, $293.5 million on the term loan and $1.5 billion of outstanding gross mortgage debt. This debt was approximately 92% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.4x. As of June 30, 2021, liquidity was approximately $268.5 million. The Company distributed $38.1 million in common dividends to shareholders in the quarter, or $0.40 per share.

Our net debt to enterprise value was 51.4% with an enterprise value of $4.5 billion based on the June 30, 2021 closing share price of $18.50 for common shares, $26.79 for Series A preferred shares and $27.50 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

We had a very good second quarter, reflecting the impact of the acquisitions we have made year to date. I am proud of the growth we reported in AFFO, Adjusted EBITDA and Cash NOI in the second quarter and our continued collection of all of the cash rent payable across the portfolio. In the second half of the year we will continue to evaluate opportunities to enhance our portfolio through accretive acquisitions and select dispositions, as well as capitalize on historically low interest rates and our extensive capital markets experience to further strengthen our balance sheet. We have had an exciting and encouraging quarter and I look forward to keeping this momentum going.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].